VICTOR MOKUOLU, CPA PLLC Accounting | Advisory | Assurance & Audit | Tax

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form 1-A of Mountain Top Properties, Inc. of our report dated February 25, 2023 which includes an explanatory paragraph as to Mountain Top Properties, Inc.’s ability to continue as a going concern, relating to our audits of the consolidated balance sheets as of December 31, 2022, and December 31, 2021, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2022, and December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Registration Statements.

Houston, Texas

December 18, 2023